EXHIBIT 4.8

OCTOBER 30, 2001 AMENDMENT TO NON-EMPLOYEE DIRECTORS STOCK OPTION PLAN

On October 30, 2001, our Board of Directors approved an amendment to our Second Amended and Restated Non-Employee Directors Stock Option Plan, such that Article V.5.C thereof was amended to delete “period of six months” and substitute “period of three years” in order to modify the period during which a director may exercise certain options granted pursuant to such Plan after such person ceases to be a director.

We have inadvertently not previously filed this amendment.